Exhibit 2.2

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) is made as of February 26, 2021, by and among Ventyx Biosciences, Inc., a Delaware corporation (the “Purchaser”), Zomagen Biosciences Ltd., a private company limited by shares, incorporated and registered in England and Wales with company number 11475190 whose registered office is at 125 Wood Street, London, EC2V 7AW (the “Company”), the Shareholders (as defined below) and listed on the signature pages hereto under “Shareholders”, the Noteholders (as defined below) and listed on the signature pages hereto under “Noteholders” and the SAFE Holders (as defined below) and listed on the signature pages hereto under “SAFE Holders” (the Shareholders, the Noteholders and the SAFE Holders shall be collectively referred to as the “Securityholders” and each, a “Securityholder”).  The Purchaser, the Company, and the Securityholders, are sometimes referred to individually as a “Party” and collectively as the “Parties.”  Certain capitalized terms that are used herein are defined in Article VII herein.

WHEREAS, the Shareholders collectively own 100% of the issued and outstanding Ordinary Shares (collectively, the “Purchased Shares”) in the respective number of Ordinary Shares as set forth on Section 2.4(b) of the Company Disclosure Schedule.

WHEREAS, the Parties desire that, subject to the terms and conditions of this Agreement, in exchange for the consideration set forth herein, the Purchaser shall purchase from each Shareholder, the number of Purchased Shares set forth opposite each such Shareholder’s name on Section 2.4(b) of the Company Disclosure Schedule, and the Options held by the Optionholders as of the Closing will be accelerated and substituted in accordance with the terms of this Agreement.

WHEREAS, the Noteholders and the Company desire for the Notes (as defined herein) to be cancelled and terminated as of the Closing and in consideration for such cancellation and termination, the Purchaser shall issue the Noteholders the consideration set forth herein.

WHEREAS, the SAFE Holders and the Company desire for the SAFEs (as defined herein) to be cancelled and terminated as of the Closing and in consideration for such cancellation and termination, the Purchaser shall issue the SAFE Holders the consideration set forth herein.

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the transactions described in Section 1.1,  Section 1.3, Section 1.4, and Section 1.5 of this Agreement shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that such transactions be treated, together with the transactions contemplated by the Oppilan Share Purchase Agreement and the Purchaser Series A Purchase Agreement, as undertaken pursuant to a single plan and constituting an exchange described in Section 351 of the Code and (b) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, covenants and agreements herein contained, intending to be legally bound, the Parties hereby agree as follows:

Article I
PURCHASE AND SALE OF PURCHASED SHARES; CLOSING; CONSIDERATION; OTHER

1.1Purchase and Sale of Purchased Shares.  At the Closing, the Shareholders shall sell, transfer and deliver the Purchased Shares to the Purchaser and the Purchaser shall purchase and accept the Purchased Shares from the Shareholders.

1.2Closing.  The closing of the Transactions (the “Closing”) shall take place electronically through the exchange of the Transaction Documents contemplated hereby on the date hereof (the “Closing Date”).  The Closing shall take place at such location as the Parties may agree or via the electronic exchange of execution versions of the Transaction Documents and the signature pages thereto via facsimile or via email by .pdf.

1.3Shareholder Consideration.  At the Closing, as consideration for the sale of the Purchased Shares by the Shareholders to the Purchaser, with respect to each such Shareholder, the Purchaser shall issue a number of shares of Purchaser Series A-1 Preferred Stock or Purchaser Common Stock, as applicable, set forth opposite such Shareholder’s name on the Consideration Spreadsheet.

1.4Noteholder Consideration.  The Company, the Purchaser and the Noteholders hereby acknowledge and agree that, notwithstanding anything contained in the Notes to the contrary: (a) effective as of the Closing, the Notes are hereby terminated, cancelled and deemed satisfied in full and neither the Company, the Purchaser nor any Noteholder shall have any rights, liabilities or obligations thereunder and (b) at the Closing, as consideration for the cancellation and termination of the Notes, with respect to each Noteholder, the Purchaser shall issue a number of shares of Purchaser Series A-1 Preferred Stock set forth opposite such Noteholder’s name on the Consideration Spreadsheet.   In addition, notwithstanding anything contained in the Notes to the contrary, the Noteholders hereby waive any notices required to be given by the Company under the Notes in connection with the Transactions.

1.5SAFE Holder Consideration.  The Company, the Purchaser and the SAFE Holders hereby acknowledge and agree that, notwithstanding anything contained in the SAFEs to the contrary: (a) effective as of the Closing, the SAFEs are hereby terminated, cancelled and deemed satisfied in full and neither the Company, the Purchaser nor any SAFE Holder shall have any rights, liabilities or obligations thereunder and (b) at the Closing, as consideration for the cancellation and termination of the SAFEs, with respect to each SAFE Holder, the Purchaser shall issue a number of shares of Purchaser Series A-1 Preferred Stock set forth opposite such SAFE Holder’s name on the Consideration Spreadsheet.   In addition, notwithstanding anything contained in the SAFEs to the contrary, the SAFE Holders hereby waive any notices required to be given by the Company under the SAFEs in connection with the Transactions.

1.6Treatment of Company Options. At the Closing, each Option that is outstanding immediately prior to the Closing, whether or not then vested or exercisable (each, a “Substituted Option”) shall be substituted by the Purchaser and converted into an option to acquire a number of shares of the Purchaser Common Stock as provided herein.  Each such Substituted Option shall have the following terms and conditions: (a) be fully vested as of the Closing; (b) the number of shares of Purchaser Common Stock subject to such Substituted Option shall be equal to such number of shares of Purchaser Common Stock as set forth in the Consideration Spreadsheet set forth opposite such Substituted Option; (c) the per share exercise price of each Substituted Option shall be equal to such per share exercise price as set forth in the Consideration Spreadsheet set forth opposite such Substituted Option; and (d) have terms and conditions that are otherwise set forth in the Purchaser Equity Incentive Plan.  It is the intention of the Parties that each Substituted Option that qualified as a United States-based incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Closing, and further, that the substitution of the Substituted Options shall be effected in a manner that satisfies the requirements of Section 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section will be construed consistent with this intent.

1.7Treatment of Restricted Stock. With respect to all Ordinary Shares that are subject to vesting or reverse vesting as of immediately prior to the Closing, effective as of the Closing, all such Ordinary Shares shall become fully vested (and shall no longer be subject to any vesting or reverse vesting) and the Company shall have taken all actions reasonably necessary prior to the Closing to effect the foregoing.

1.8Condition to the Closing. In addition to the closing deliverables set forth in Article VI below, the Parties acknowledge and agree that the following shall have occurred as a condition to the Closing:

(a)each of the conditions (or closing deliverables) to the consummation of the Initial Closing (as defined in the Purchaser Series A Purchase Agreement) shall have been satisfied or waived and the Purchaser and the investors that will be party to the Purchaser Series A Purchase Agreement shall be ready, willing and able to enter into the Purchaser Series A Purchase Agreement and consummate the Initial Closing immediately after the Closing on the terms and conditions set forth therein; and

(b) each of the conditions (or closing deliverables) to the consummation of the Closing (as defined in the Oppilan Purchase Agreement) shall have been satisfied or waived and the Purchaser, Oppilan and the other persons that will be party to the Oppilan Purchase Agreement shall be ready, willing and able to enter into the Oppilan Purchase Agreement and consummate the Closing (as defined in the Oppilan Purchase Agreement) at the same time as (or substantially the same time as) the Closing on the terms and conditions set forth therein.

1.9Consideration Spreadsheet. Prior to the Closing Date, the Company shall have delivered to the Purchaser a spreadsheet (the “Consideration Spreadsheet”), which provides for the following, as of the Closing:

(a)For each Shareholder:

(i)the name of such Shareholder;

(ii)the number of Ordinary Shares held by such Shareholder and the respective certificate numbers for such Ordinary Shares (or an indication that such Ordinary Shares are uncertificated); and

(iii)the number and type of shares of Purchaser Stock Consideration that will be received by such Stockholder as consideration for the sale of the Ordinary Shares held by such Shareholder under this Agreement.

(b)For each Optionholder:

(i)the name of such Optionholder;

(ii)the number of Ordinary Shares underlying the Company Option(s) (and exercise price for such Company Option(s)) held by such Optionholder; and

(iii)the number of shares of Purchaser Common Stock underlying such Substituted Option (and the exercise price of such Substituted Option) that will be received by each such Optionholder.

(c)For each Noteholder:

(i)the name of such Noteholder;

(ii)the principal and accrued interest amount with respect to the Note(s) held by such Noteholder as of the Closing; and

(iii)the number of shares of Purchaser Series A-1 Preferred Stock that will be received by such Noteholder as consideration for the termination and cancellation of in of such Note(s) held by such Noteholder under this Agreement.

(d)For each SAFE Holder:

(i)the name of such SAFE Holder;

(ii)the amount with respect to the SAFE(s) held by such SAFE Holder as of the Closing; and

(iii)the number of shares of Purchaser Series A-1 Preferred Stock that will be received by such SAFE Holder as consideration for the termination and cancellation of such SAFE(s) held by such SAFE Holder under this Agreement.

1.10Tax Consequences.  The parties hereto intend that (a) the transactions described in Section 1.1, Section 1.3, Section 1.4, and Section 1.5 of this Agreement shall constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code and that such transactions be treated, together with the transactions contemplated by the Oppilan Share Purchase Agreement and the Purchaser Series A Purchase Agreement, as undertaken pursuant to a single plan and constituting an exchange described in Section 351 of the Code and (b) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder, and each party will take all commercially reasonable action to cause the transactions contemplated by this Agreement to so qualify, except as otherwise required by Law.

1.11Withholding.  The Company and the Purchaser shall be entitled to deduct and withhold from any consideration issuable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of the Law of the appropriate taxing authority, Government Entity, or under any other applicable legal requirement.  To the extent such amounts are so deducted or withheld and properly remitted to the appropriate taxing authority, such amounts shall be treated for all purposes as having been received by the Person to whom such amounts would otherwise have been issued.

Article II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth on the Company Disclosure Schedule (and subject to the terms set forth in the following sentence), the Company hereby represents and warrants to the Purchaser that the following representations and warranties are true and correct as of the Closing (except as to such representations and warranties that address matters as of a particular date, which are given only as of such date).

2.1Organization; Qualification.  The Company is a corporation duly organized and validly existing under the Laws of England and Wales.  The Company has the requisite corporate power and authority necessary to (a) conduct business in the manner in which its business is currently being conducted; and (b) to own (or lease or otherwise hold) and use its assets in the manner in which its assets are currently owned and used.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Company.

2.2Corporate Power and Authorization.  The Company has the requisite corporate power and authority necessary to execute and deliver the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder.  The execution, delivery and performance of each Transaction Document by the Company to which it is a party has been duly authorized by the Company and no other corporate proceeding on the part of the Company is necessary to authorize the Transaction Documents to which it is a party and the Transactions, and the Company has duly executed and delivered each Transaction Document to which it is a party.

2.3Binding Effect and Noncontravention; Approvals.

(a)Each Transaction Document to which the Company is a party constitutes (assuming, in each case, the due execution by each of the other parties thereto), a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)The execution, delivery and performance by the Company of the Transaction Documents to which the Company is a party and the consummation of the Transactions do not and shall not (with or without notice or lapse of time or both):  (i) conflict with or result in a breach of the terms, conditions or provisions of the Articles of Association or other organizational documents of the Company; (ii) result in the imposition of any Lien upon any of the properties or assets of the Company; (iii) result in a material breach or material violation by the Company of any of the terms, conditions or provisions of any Law or Order to which the Company is subject or by which the Company’s assets or properties are bound; (iv) conflict with, in any material respect, or result in any violation or breach of, in any material respect, or default under, or give rise to a right of, or result in, termination, cancellation, acceleration or modification of any obligation to or loss of a benefit under, or to increased, additional, accelerated or guaranteed material rights or entitlements of any Person under, any material contract to which the Company is a party or by which the Company’s assets are bound; or (v)  require the Company to obtain any Approval of, or make any registration, declaration or filing with, any Government Entity.

2.4Capitalization.

(a)921,333 Ordinary Shares are issued and outstanding, which shares of the Company represent all of the issued and outstanding shares of the Company.  All of the issued and outstanding Ordinary Shares have been duly authorized, are validly issued, fully paid and non-assessable, have been offered, issued, sold and delivered in compliance with all applicable Laws and are held of record and beneficially by the Shareholders and are not subject to or have not been issued in violation of any preemptive or subscription rights or any option, call option, warrant, commitment, right of first refusal or any similar right under any provision of applicable Law, the Articles of Association or any other Contract to which the Company is a party or otherwise bound in each case that has not been waived (other than the Shareholders Agreement which will be terminated effective as of the Closing).  Except as set forth on Section 2.4(c) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, puts, calls, purchase rights, subscription rights, conversion rights, exchange rights or other contracts, obligations (contingent or otherwise) or commitments that would require the Company to issue, sell, redeem, purchase or otherwise acquire or cause to become outstanding any of its capital stock, or make any payment in respect of such securities.  There are no outstanding or authorized share appreciation, phantom shares, profit participation, earnout rights or similar rights with respect to the Company. There are no, and at the Closing, there shall not be any voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company.  There is no liability for dividends accrued and unpaid by the Company.

(b)Section 2.4(b) of the Company Disclosure Schedule sets forth a true and correct list, of the number of Ordinary Shares held by each Shareholder.  Except as set forth in Section 2.4(b) of the Company Disclosure Schedule and in respect of the Options, there are no shares of capital stock of the Company authorized, allotted, issued or outstanding.

(c)Section 2.4(c) of the Company Disclosure Schedule sets forth a true and correct list of each outstanding Option, indicating, with respect to each Option, the holder, date of grant, exercise price (if applicable), vesting schedule and number of Ordinary Shares subject thereto. Each such outstanding Option was granted in compliance in all material respects with applicable Law and the terms and conditions of the Company’s equity incentive or stock plan.

(d)Section 2.4(d) of the Company Disclosure Schedule sets forth a true and correct list of each outstanding Note and SAFE, indicating, (i) with respect to each Note, the holder, date of issuance, and the amount of indebtedness owed by the Company thereunder as of the Closing and (ii) with respect to each SAFE, the holder, date of the applicable SAFE, and the advance amount of such SAFE. Each such outstanding Note and SAFE was issued in compliance in all material respects with applicable Law.  Except for the indebtedness owed by the Company under the Notes (which will be terminated as of the Closing) to the Noteholders y, the Company does not have any debt for borrowed money.

2.5No Subsidiaries.  Except for Zomagen Biosciences Belgium BV, a private limited liability company (“Zomagen BE”), which is a wholly-owned Subsidiary of the Company, (a) the Company does not have, and has never had, any Subsidiary and (b) the Company does not have, and has never had, any ownership interest in any other Person, nor has the Company been a participant in any joint venture, limited liability company, partnership or similar arrangement. The Company is not obligated to make, nor is the Company bound by any Contract to make, any investment in or capital contribution in or on behalf of any other Person.

2.6Financial Statements.  The Company has delivered (or made available) to the Purchaser the Company’s consolidated unaudited balance sheet and related statements of income and cash flows for the year ended December 31, 2020 (collectively, the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with GAAP, and show a true and fair view in all material respects of the consolidated financial condition of the Company and Zomagen BE, taken as a whole, as of the date thereof.

2.7Tax Returns and Payments. There are no federal, state, county, local or foreign income or other material taxes due and payable by the Company or Zomagen BE which have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign income or other material taxes of the Company or Zomagen BE which are due, whether or not assessed or disputed, unless such taxes are being contested in good faith by appropriate proceedings and adequate reserves for any such taxes have been established in accordance with GAAP. There have been no examinations or audits of any income or other material tax returns or reports by any applicable federal, state, local or foreign governmental agency.  Each of the Company and Zomagen BE has duly and timely filed all federal, state, county, local and foreign income or other material tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to income or other material taxes for any year.

2.8Securities Laws.

(a)No Disqualification Event is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable.

(b)Neither the Company, nor any of its officers, directors, employees, agents or stockholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with, the offer and sale of the Purchaser Stock Consideration to be issued to the Securityholders by the Purchaser under this Agreement.

2.9Disclaimer of the Company.  Except as otherwise specifically provided in this Agreement (as modified by the Company Disclosure Schedule) or except as set forth in the other Transaction Documents or any certificate or other instrument delivered to Purchaser hereunder or thereunder, (a) neither the Securityholders, the Company nor any directors, officers, employees, shareholders, agents, Affiliates or Representatives thereof, nor any other Person, has made or shall be deemed to have made any representation or warranty to the Purchaser, express or implied, at Law or in equity, with respect to the Securityholders, the Company, or the assets, liabilities, or financial condition of the Company and (b) all such other representations and warranties are expressly disclaimed by the Securityholders and the Company.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS

Each Securityholder hereby represents and warrants, severally and not jointly, to the Purchaser that the following representations and warranties are true and correct as to such Securityholder as of the Closing (except as to such representations and warranties that address matters as of a particular date, which are given only as of such date).

3.1Power and Authorization.  With respect to each Securityholder that is an entity, (a) such Securityholder is a legal entity, validly existing and in good standing under the Laws of the jurisdiction of its formation, as applicable, and has the requisite entity power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party, and (b) such Securityholder’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by such Securityholder and no other entity proceeding on the part of such Securityholder is necessary to authorize the Transaction Documents to which such Securityholder is a party.  With respect to each Securityholder that is a natural person, such Securityholder has the legal right and power to execute, deliver and perform each Transaction Document to which such Securityholder is a party.  Such Securityholder has duly executed and delivered each Transaction Document to which such Securityholder is a party.

3.2Binding Effect and Noncontravention; Approvals.

(a)Each Transaction Document to which such Securityholder is a party constitutes (assuming, in each case, the due execution by each of the other parties thereto) a valid and binding obligation of such Securityholder enforceable against such Securityholder in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)The execution, delivery and performance by such Securityholder of the Transaction Documents to which such Securityholder is a party and the consummation of the Transactions do not and shall not (with or without notice or lapse of time or both):  (i) conflict with or result in a breach of the terms, conditions, or provisions of the organizational documents of such Securityholder, if applicable; (ii) result in a material breach or material violation of any of the terms, conditions or provisions of any Law or Order to which such Securityholder or any of its properties or assets is subject; (iii) result in a material breach or material violation of any of the terms, conditions or provisions of any Contract to which such Securityholder is a party or by which such Securityholder’s assets or properties are bound; or (iv) require such Securityholder to obtain any Approval of, or make any registration, declaration or filing with, any Government Entity.

3.3Purchased Shares.  Such Securityholder (if a Shareholder) is the sole legal and beneficial owner of, and has good and valid title to, all of the Purchased Shares set forth opposite such Securityholder’s name on Section 2.4(b) of the Company Disclosure Schedule, and is entitled to transfer the legal and beneficial title to such Purchased Shares to the Purchaser free and clear of any and all Liens, other than any applicable transfer restrictions arising under applicable securities Laws and under the Articles of Association and the Shareholders Agreement (which agreement shall be terminated effective as of the Closing).  Such Securityholder (if a Shareholder) is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Purchased Shares.  Such Securityholder (if a Shareholder) is not a party to any option, warrant, purchase right or other contract that would require such Securityholder to sell, transfer or otherwise dispose of any Purchased Shares (other than to the Purchaser pursuant to the terms of this Agreement).

3.4Notes.  Such Securityholder (if a Noteholder) has good and valid title to the Note(s) set forth opposite such Securityholder’s name on Section 2.4(d) of the Company Disclosure Schedule and is not a party to any contract that would require such Securityholder to sell, transfer or otherwise dispose of any Note(s) held by such Securityholder.

3.5SAFEs.   Such Securityholder (if a SAFE Holder) has good and valid title to the SAFE(s) set forth opposite such Securityholder’s name on Section 2.4(d) of the Company Disclosure Schedule and is not a party to any contract that would require such Securityholder to sell, transfer or otherwise dispose of any SAFE(s) held by such Securityholder.

3.6No Litigation.  There is no Action pending or, to such Securityholder’s knowledge, threatened, against such Securityholder (a) challenging or seeking to restrain, delay or prohibit any of the Transactions or (b) related to the Company.

3.7Tax Matters.  Such Securityholder has had an opportunity to review with such Securityholder’s own tax advisors the tax consequences of the Transactions and the Purchaser Investor Agreements.  Such Securityholder understands that such Securityholder must rely solely on such Securityholder’s advisors and not on any statements or representations made by the Purchaser, the Company, any of their Affiliates, or any of their respective agents or Representatives.  Such Securityholder understands that such Securityholder (and not the Purchaser, the Company or any of their Affiliates, agents or Representatives) shall be responsible for any tax liability of such Securityholder that may arise as a result of the Transactions or the Purchaser Investor Agreements.

3.8Broker Fees.  Such Securityholder has not entered into any Contract with any Person, which would result in the obligation of the Company or the Purchaser to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

3.9Compliance with Securities Laws.

(a)The shares of Purchaser Stock Consideration to be issued to such Securityholder in this Agreement will be acquired by such Securityholder for investment for such Securityholder’s own account, not as a nominee or agent (except as set forth in the signature page of the Purchaser hereto), and not with a view to the resale or distribution of any part thereof, and such Securityholder has no present intention of selling, granting any participation in, or otherwise distributing such shares of Purchaser Stock Consideration. Such Securityholder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the shares of Purchaser Stock Consideration to be issued to such Securityholder in this Agreement.

(b)Such Securityholder has had an opportunity to discuss the Purchaser’s business, management, financial affairs and the terms and conditions of the issuance of the Purchaser Stock Consideration to such Securityholder in this Agreement with the Purchaser’s management. Such Securityholder has knowledge and experience in financial and business matters such that such Securityholder is capable of evaluating the merits and risks of acquiring and holding the Purchaser Stock Consideration.

(c)Such Securityholder understands that the shares of Purchaser Stock Consideration to be issued to such Securityholder in this Agreement have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Securityholder’s representations made in this Agreement and the Investor Questionnaire. Such Securityholder understands that the shares of Purchaser Stock Consideration to be issued to such Securityholder in this Agreement are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these Laws, such Securityholder must hold the shares of Purchaser Stock Consideration to be issued to such Securityholder in this Agreement indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available and such sale or transfer is permitted under the terms of the Purchaser Investor Agreements. Such Securityholder acknowledges that the Purchaser has no obligation to register or qualify the shares of Purchaser Stock Consideration to be issued to such Securityholder in this Agreement, or the Purchaser Common Stock into which shares of Purchaser Series A-1 Preferred Stock may be converted, for resale except as may be set forth in the Purchaser Investor Agreements. Such Securityholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares of Purchaser Stock Consideration to be issued to such Securityholder in this Agreement, and on requirements relating to the Purchaser which are outside of such Securityholder’s control, and which the Purchaser is under no obligation and may not be able to satisfy.

(d)Such Securityholder understands that no public market now exists for the shares of Purchaser Stock Consideration to be issued to such Securityholder in this Agreement, and that the Purchaser has made no assurances that a public market will ever exist for the shares of Purchaser Stock Consideration to be issued to such Securityholder in this Agreement.

(e)Such Securityholder’s status as an “accredited investor”, within the meaning of Rule 501 of the Securities Act as presently in effect, is set forth in the Investor Questionnaire that will be completed and executed by such Securityholder and delivered to the Purchaser.

(f)Neither such Securityholder, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the shares of Purchaser Stock Consideration to be issued to such Securityholder in this Agreement.

(g)Such Securityholder understands that the Purchaser Stock Consideration and any securities issued in respect of or exchange for the Purchaser Stock Consideration, may be notated with one or all of the following legends:

(i)“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)Any legend set forth in, or required by, the Purchaser Investor Agreement.

(iii)Any legend required by the securities Laws of any state to the extent such Laws are applicable to the Purchaser Stock Consideration represented by the certificate, instrument, or book entry so legended.

(h)If such Securityholder is not a “U.S. person” (as such term defined in Rule 902(k) of Regulation S of the Securities Act) and to the extent that the issuance of the shares of Purchaser Stock Consideration to be issued to such Securityholder under this Agreement relies on an exemption from registration under the Securities Act by reason of Regulation S of the Securities Act, such Securityholder further represents and warrants that such Securityholder is not acquiring the Purchaser Stock Consideration for the account or benefit of a U.S. person, and understands that any resale of the Purchaser Stock Consideration by such Securityholder shall be in accordance with Regulation S of the Securities Act, pursuant to registration under the Securities Act or pursuant to another available exemption from registration, to the extent applicable.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to each Securityholder and to the Company that the following representations and warranties are true and correct as of the Closing (except as to such representations and warranties that address matters as of a particular date, which are given only as of such date).

4.1Organization; Qualification.  The Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of Delaware.  The Purchaser has the requisite corporate power and authority necessary to (a) conduct business in the manner in which its business is currently being conducted; and (b) to own (or lease or otherwise hold) and use its assets in the manner in which its assets are currently owned and used.  The Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Purchaser.

4.2Corporate Power and Authorization.  The Purchaser has the requisite corporate power and authority necessary to execute and deliver the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder.  The execution, delivery and performance of each Transaction Document by the Purchaser to which it is a party has been duly authorized by the Purchaser and no other corporate proceeding on the part of the Purchaser is necessary to authorize the Transaction Documents and the Transactions, and the Purchaser has duly executed and delivered each Transaction Document to which it is a party.

4.3Binding Effect; Noncontravention; No Approvals.

(a)Each Transaction Document to which the Purchaser is a party constitutes (assuming, in each case, the due execution by each of the other parties thereto) a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party and the consummation of the Transactions do not and shall not (with or without notice or lapse of time or both): (i) conflict with or result in a breach of the terms, conditions or provisions of the organizational documents of the Purchaser; or (ii) result in a material breach or material violation by the Purchaser of any of the terms, conditions or provisions of any material Law or Order to which the Purchaser or any of its properties or assets is subject.

4.4Governmental Approvals and Filings. Assuming the accuracy of the applicable representations made by the Company and made by the Securityholders in this Agreement and in their Investor Questionnaires, the execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party and the consummation of the Transactions do not and shall not require the Purchaser to obtain any Approval of, or make any registration, declaration or filing with, any Government Entity, except for filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which will be made in a timely manner.

4.5Broker Fees.  The Purchaser has not entered into any Contract with any Person, which would result in the obligation of the Purchaser or the Company to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

4.6Investment.  The Purchaser is acquiring the Purchased Shares for its own account, for investment only, and not with a view to any resale or public distribution thereof in violation of the Securities Act.  The Purchaser shall not offer to sell or otherwise dispose of the Purchased Shares in violation of any Law applicable to any such offer, sale or other disposition.  The Purchaser acknowledges that (a) the Purchased Shares have not been registered under the Securities Act, or any state securities Laws; (b) there is no public market for the Purchased Shares and there can be no assurance that a public market will develop; and (c) the Purchaser must bear the economic risk of its investment in the Purchased Shares for an indefinite period of time.  The Purchaser is an “accredited investor” within the meaning of Rule 501 of the Securities Act as presently in effect, and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring and holding the Purchased Shares.

4.7Valid Issuance of Purchaser Stock Consideration.

(a)The Purchaser Stock Consideration, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, have been or will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Purchaser Investor Agreements and applicable state and federal securities Laws.  Assuming the accuracy of the applicable representations made by the Company under this Agreement and made by each of the Securityholders under this Agreement and in their Investor Questionnaires and subject to the filings described in Section 4.4, the Purchaser Stock Consideration to be issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement will be issued in compliance with all applicable federal and state securities laws.  The shares of Purchaser Common Stock issuable upon conversion of the Purchaser Series A-1 Preferred Stock to be issued under this Agreement (the “Purchaser Conversion Shares”) have been duly reserved for issuance, and upon issuance in accordance with the terms of the Purchaser Restated Certificate, have been or will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Purchaser Investor Agreements and applicable federal and state securities Laws.

(b)No Disqualification Event is applicable to the Purchaser or, to the Purchaser’s knowledge, any Purchaser Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable.

(c)Neither the Purchaser, nor any of its officers, directors, employees, agents or stockholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with, the offer and sale of the Purchaser Stock Consideration to be issued to the Securityholders by the Purchaser under this Agreement.

(d)Assuming the accuracy of the applicable representations made by (i) the Company under this Agreement and (ii) each of the Securityholders under this Agreement and in their Investor Questionnaires and subject to the filings described in Section 2.4, the offer, sale and issuance of the Purchaser Stock Consideration to be issued in under this Agreement and the issuance of the Conversion Shares, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

4.8Purchaser Capitalization.

(a)As of the Closing (and giving effect to (i) the shares of Purchaser Stock Consideration that will be issued under this Agreement; (ii) the shares of Purchaser capital stock that will be issued under the Oppilan Share Purchase Agreement and (iii) the shares of Purchaser Series A Preferred Stock that will be issued at the Initial Closing (as defined in the Purchaser Series A Purchase Agreement)), the capital stock of the Purchaser is as follows:

(i)365,000,000 shares of Purchaser Common Stock are authorized, of which 38,451,522 shares of Purchaser Common Stock are (or will be) issued and outstanding. All of the outstanding shares of Purchaser Common Stock have been (or will be) duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Purchaser holds no shares of Purchaser Common Stock in its treasury.

(ii)300,000,000 shares of Purchaser Preferred Stock are authorized, of which 60,097,042 shares of Purchaser Series A Preferred Stock are expected to be issued and outstanding, and of which 179,490,370 shares of Purchaser Series A-1 Preferred Stock are (or will be) issued.  The rights, privileges and preferences of the Purchaser Preferred Stock are as stated in the Purchaser Restated Certificate and as provided by the Delaware General Corporation Law. The Purchaser holds no Purchaser Preferred Stock in its treasury.

(b)As of the Closing (and giving effect to (i) the shares of Purchaser Common Stock that will underlie the Substituted Options; (ii) the shares of Purchaser Common Stock that will underlie the assumed options under the Oppilan Purchase Agreement and (iii) the shares of Purchaser Common Stock that underlie other options to purchase Purchaser Common stock), (x) the aggregate number of shares of Purchaser Common Stock underlying Purchaser options is 15,821,529 and (y) the total number of reserved shares of Purchaser Common Stock under its equity incentive plan is 26,758,937.   Other than (A) the shares of Purchaser Common Stock underlying the Purchaser options refenced in clause (x) of the immediately preceding sentence, (B) the conversion privileges of the shares of Purchaser Preferred Stock that will be issued under this Agreement, the Oppilan Purchase Agreement and the Purchaser Series A Purchase Agreement, and (C) the rights that will be provided in the Purchaser IRA, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Purchaser any shares of Purchaser Common Stock or Purchaser Preferred Stock, or any securities convertible into or exchangeable for shares of Purchaser Common Stock or Purchaser Preferred Stock.

(c)The Purchaser has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

4.9No Litigation.  There is no Action pending or, to the Purchaser’s knowledge, threatened against Purchaser or its properties, assets or businesses, or Order to which the Purchaser is subject, which would reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the Purchaser.

4.10Acknowledgement by Purchaser.  The Purchaser has conducted its own independent review and analysis of the Company and the assets, liabilities, and financial condition of the Company, and acknowledges that the Purchaser has been provided access to the personnel, properties, premises and records of the Company for such purpose and that the Purchaser and its Representatives have been provided with the opportunity to ask questions of the officers and management employees of the Company.  The Purchaser is an informed and sophisticated participant in the Transactions and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions. The Purchaser acknowledges that it is consummating the Transactions without any representation or warranty, express or implied, by the Company or the Securityholders or any of their Affiliates, except as expressly set forth in this Agreement or any other Transaction Document to which the Company or any Securityholder is a party or in any certificate or other document or instrument to be delivered to the Purchaser pursuant to this Agreement or any such other Transaction Document.

Article V
COVENANTS AND OTHER AGREEMENTS

5.1Public Announcements. No Securityholder shall make any public statements, including any press releases, with respect to this Agreement and the Transactions without the prior written consent of the Purchaser.  Notwithstanding the foregoing, the Parties may make disclosures required by any applicable Law or Order, or by any listing agreement with or the listing rules of a national securities exchange or trading market.

5.2280G Shareholder Vote. To the extent any payments made with respect to, or which arise as a result of, this Agreement, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, the Company shall (a) prior to the Closing Date, disclose its calculations with respect to the excess parachute payments to the Purchaser, along with the assumptions used to make the calculations and the data necessary for the Purchaser to confirm the accuracy of the calculations, (b) to the extent not already obtained, promptly seek the consent of the recipient of any such payment that would otherwise be due and owing that such payment shall not be due and owing, paid or retained, absent 280G Shareholder Approval (as defined below), and (c) promptly (and in any case at least two days prior to the Closing Date) cause all such payments to be adequately disclosed to, and obtain the vote (whether of approval or disapproval) and use commercially reasonable efforts to have all such payments approved by a vote of, the stockholders of the Company meeting the requirements of the Code and the applicable treasury regulations (“280G Shareholder Approval”), in a manner reasonably satisfactory to the Purchaser.  The Purchaser shall have the right to review and approve any disclosure required by clause (c) before such disclosure is made.  The Company shall not pay any amount that could be characterized as an “excess parachute payment” to the extent that it fails to make the disclosure required by clause (a), is unable to obtain the consent of the recipient described in clause (b), or is unable to obtain the shareholder approval described in clause (c).

5.3Tax Matters.

(a)Cooperation on Tax Matters. The Purchaser and the Company shall make commercially reasonable efforts to cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any tax audit, examination or other contest.

(b)Certain Taxes.  All transfer, documentary, sales, use, recordation, stamp, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by the Purchaser.  The party required by Law to file any necessary Tax Returns with respect to such taxes shall file all such Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees.  The Parties shall reasonably cooperate in connection with the filing of such Tax Returns and to minimize any such taxes to the extent permitted by applicable Law.

5.4Pre-Closing Board Actions.  At or prior to the Closing, the Company and the Shareholders shall procure that a meeting of the board of directors of the Company is held or written resolutions of the board of directors of the Company are passed at which it is resolved that, effective as of the Closing, the transfers of the Ordinary Shares under this Agreement (subject only to their being duly stamped) shall be approved for registration.

5.5Waiver of Certain Rights.  Each of the Shareholders hereby waives any rights conferred on them by virtue of (a) all prior shareholders’ agreements made between them in respect of the Company (including, for the avoidance of doubt, the Shareholders Agreement) and (b) the Articles of Association.

5.6Release.

(a)Each Securityholder, on such Securityholder’s own behalf and, to the extent of such Securityholder’s legal authority, on behalf of such Securityholder’s successors, assigns, heirs, next-of-kin, executors, directors, officers, employees, partners, members and Affiliates, and any other Person claiming by, through or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge, effective as of the Closing, the Company, the Purchaser, and each of their respective past and present directors, officers, managers, employees, agents, predecessors, successors, assigns, stockholders, members, partners, insurers and Affiliates (the “Released Parties”), from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing with respect to the Company, other than the Unreleased Claims (the “Released Claims”), whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing.

Notwithstanding the foregoing, the following shall constitute the “Unreleased Claims”: (i) all rights under this Agreement and any other Transaction Document to which such Securityholder is a party, including the right to receive the Purchaser Stock Consideration under this Agreement; (ii) all accrued but unpaid salary owed by the Company (or any Affiliate thereof) to such Securityholder in the ordinary course, including reimbursement of expenses incurred which are reimbursable by the Company (or any Affiliate thereof) under its expense reimbursement policies and any accrued and unpaid vacation and other benefit policies of the Company (or any Affiliate thereof); and (iii) any indemnification rights as a director or officer of the Company (or any Affiliate thereof) under the Company’s (or any such Affiliate’s) organizational documents, or any rights under indemnification agreements entered into with the Company (or any Affiliate thereof) prior to the Closing.

(b)Each Securityholder understands that this is a full and final general release of all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever except as expressly stated above, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties.  Each Securityholder represents and warrants to the Released Parties that (i) such Securityholder has not voluntarily or involuntarily assigned, conveyed or otherwise transferred, or purported to assign, convey or otherwise transfer, to any Person any Released Claims released by such Securityholder, (ii) no Person other than such Securityholder has any interest, whether by Law or Contract or by virtue of any action or inaction by such Securityholder, in any Released Claim released by such Securityholder and (iii) there are no Liens on or against any of the Released Claims released by such Securityholder.

Article VI

CLOSING DELIVERABLES

6.1Closing Deliverables of the Company and the Securityholders

6.2At the Closing, the Company and the Securityholders shall provide, or cause to be provided, to the Purchaser the following:

(a)the share certificates representing the Purchased Shares held by each Shareholder (or, if applicable, an indemnity for any lost share certificates relating to such Purchased Shares in a form reasonably satisfactory to the Purchaser), accompanied by duly executed share transfer forms executed in favor of, the Purchaser;

(b)a certificate of a duly authorized officer of the Company, dated as of the Closing Date, expressly certifying: (i) a copy of the resolutions duly adopted by the board of directors of the Company authorizing the execution, delivery and performance by the Company of each Transaction Document to which the Company is a party and the consummation of the Transactions, including an approval to update the register of members upon delivery of the share transfer forms (subject to stamping); and (ii) a certified copy of the Articles of Association;

(c)duly executed powers of attorney in favour of the Purchaser by each Shareholder relating to the exercise of such Shareholder’s shareholder rights pending updating of the register of members of the Company;

(d)the Company’s statutory books and registers;

(e)a duly executed deed of termination, in form and substance reasonably satisfactory to the Purchaser, pursuant to which the Shareholders Agreement shall be terminated effective as of the Closing;

(f) 280G Shareholder Approval shall have been obtained, and shall not have been rescinded or revoked and shall remain in full force and effect;

(g)duly executed signature pages to each of the Purchaser Investor Agreements by each of the Securityholders that receive any shares of Purchaser Series A-1 Preferred Stock hereunder;

(h)duly executed signature pages to each of Purchaser Voting Agreement and the Purchaser ROFR/Co-Sale Agreement by each of the Securityholders that receive any shares of Purchaser Common Stock hereunder; and

(i)duly executed and completed Investor Questionnaires by each of the Securityholders.

6.3Closing Deliverables of the Purchaser.  At the Closing, the Purchaser shall provide, or cause to be provided, to the Securityholders the following:

(a)book-entry evidence or share certificates representing the shares of the Purchaser Stock Consideration that will be issued by the Purchaser to the Securityholders under this Agreement; and

(b)a certificate of a duly authorized officer of the Purchaser, dated as of the Closing Date, expressly certifying: (i) a copy of the resolutions duly adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance by the Purchaser of each Transaction Document to which the Purchaser is a party and the consummation of the Transactions, and (ii) a certified copy of the Purchaser Restated Certificate.

Article VII
DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings set forth below:

“Action” means any action, suit, arbitration, investigation, claim, proceeding, demand or other similar dispute (whether federal, state, local or foreign).

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person within the meaning of the Securities Exchange Act of 1934, as amended.

“Approval” means any authorization, consent or approval required to be obtained from any Government Entity or other Person, as applicable.

“Articles of Association” means the Articles of Association of the Company adopted pursuant to a special written resolution passed on April 1, 2020.

“Company Disclosure Schedule” means the disclosure schedule constituting exceptions to and applicable disclosures associated with the Company’s representations and warranties set forth in Article III.

“Business Day” means a day other than a Saturday, Sunday or public holiday in England or the United States on which commercial banks in the City of London and New York City are open for non-automated banking business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Disqualification Event” means any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Government Entity” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local, multinational, supranational or foreign, or any agency, authority, commission, contractor, department, body, bureau, division, board, committee, panel, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory, taxing, importing or administrative functions of government, including any quasi-governmental, private body or arbitral body exercising any executive, legislative, judicial, regulatory, taxing, importing, or administrative functions of government.

“Investor Questionnaire” means the accredited investor questionnaire, in substantially the form attached hereto as Exhibit A.

“Law” means any law, statute, rule, regulation, ordinance, regulation, code, directive, resolution, edict, convention, executive order, decree, license, treaty, ruling, notice, procedure, permit having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Government Entity.

“Lien” means any mortgage, lien, pledge, charge, security interest, claim, contractual restriction, easement, right-of-way, option, conditional sale or other title retention agreement or encumbrance of any kind.

“Notes” means the convertible promissory notes issued by the Company to the Noteholders in the principal amounts set forth on the Consideration Spreadsheet.

“Oppilan Purchase Agreement” means the Share Purchase Agreement by and among the Purchaser, Oppilan Pharma Ltd. and the other persons thereto, dated as of the Closing Date, in substantially the form attached hereto as Exhibit G.

“Optionholder” means each holder of Options as of immediately prior to the Closing.

“Options” means options to purchase Ordinary Shares.

“Order” means any writ, judgment, decree, injunction or similar order of any Government Entity, in each case whether preliminary or final.

“Ordinary Shares” means ordinary shares of the Company.

“Person” means any individual, partnership, corporation, association, limited liability company, joint stock company, a trust, joint venture, firm, association, unincorporated organization, Government Entity or other entity.

“Purchaser Covered Person” means, with respect to the Purchaser as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Purchaser Equity Incentive Plan” means the Purchaser 2019 Equity Incentive Plan, as amended.

“Purchaser Restated Certificate” means the amended and restated certificate of incorporation of the Purchaser in substantially the form attached hereto as Exhibit B.

“Purchaser Common Stock” means common stock, $0.0001 par value per share, of the Purchaser.

“Purchaser Investor Agreements” means, collectively, the Purchaser Voting Agreement, the Purchaser IRA and the Purchaser ROFR/Co-Sale Agreement.

“Purchaser Voting Agreement” means the Purchaser Voting Agreement by and among the Purchaser and the other parties thereto, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C.

“Purchaser IRA” means the Purchaser’s Investor Rights Agreement by and among the Purchaser and the other parties thereto, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D.

“Purchaser ROFR/Co-Sale Agreement” means the Purchaser’s Right of First Refusal and Co-Sale Agreement by and among the Purchaser and other parties thereto, in substantially the form attached hereto as Exhibit E.

“Purchaser Preferred Stock” means the Purchaser Series A Preferred Stock and Purchaser Series A-1 Preferred Stock.

“Purchaser Series A Preferred Stock” means Series A preferred stock, $0.0001 par value per share, of the Purchaser.

“Purchaser Series A-1 Preferred Stock” means Series A-1 preferred stock, $0.0001 par value per share, of the Purchaser.

“Purchaser Series A Purchase Agreement” means the Series A Purchase Agreement by and among the Purchaser and the other parties thereto dated as of the Closing Date in substantially the form attached hereto as Exhibit F.

“Purchaser Stock Consideration” means the shares of Purchaser Series A-1 Preferred Stock and Purchaser Common Stock to be issued by the Purchaser to the Securityholders under this Agreement.

“Representatives” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SAFEs” means the simple agreements for future equity issued by the Company to the SAFE Holders in the amounts set forth on the Consideration Spreadsheet.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” means each holder of Ordinary Shares as of immediately prior to the Closing.

“Shareholders Agreement” has the meaning set forth in the Articles of Association.

“Subsidiary” means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries.

“Tax Returns” means all returns and reports required to be filed or submitted to any Government Entity with respect to the determination, assessment, collection, reporting, withholding or payment of any tax or in connection with the administration, implementation or enforcement of, or compliance with, any tax.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party pursuant to or in connection with this Agreement, including the Purchaser Investor Agreements.

“Transactions” means the transactions contemplated by this Agreement.

Article VIII
MISCELLANEOUS

8.1Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.2Jurisdiction and Service of Process.  Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought and determined exclusively by the Court of Chancery of the State of Delaware; provided, that if the Court of Chancery of the State of Delaware does not have jurisdiction, any such Action shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum.  Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

8.3Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

8.4Attorneys’ Fees.  If any action for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing Party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in that Action, in addition to any other relief to which it may be entitled.

8.5Expenses.  Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transactions (including legal, accounting and other professional fees).

8.6Waiver; Remedies Cumulative.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the other Transaction Documents can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the other Transaction Documents.

8.7Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a Party when (a) delivered by hand, (b) one Business Day after being sent by a nationally recognized overnight courier service (costs prepaid), (c) sent by facsimile with confirmation of transmission by the transmitting equipment, or (d) received by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

if to the Purchaser, to:

Ventyx Biosciences, Inc.

662 Encinitas Blvd, Suite 250

Encinitas, CA 92024

Attention: Raju Mohan

Email: [***]

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

12235 El Camino Real, Suite 200

San Diego, California 92130

Attention: Martin Waters

Fax:  858-350-2399

to the Securityholders, to the address for such Securityholder as set forth on the Consideration Spreadsheet.

Any Party may change its contact information for notices and other communications hereunder by written notice to the other Parties hereto in accordance with this Section 8.7.

8.8Survival.  The representations and warranties of each party contained in this Agreement or any certificate delivered hereunder shall survive until the twelve (12)-month anniversary of the Closing Date; provided, that the representations and warranties contained in Sections 3.3 (Purchased Shares), 3.4 (Notes), 3.5 (SAFEs), 3.8 (Broker Fees), 4.5 (Broker Fees), 4.10 (Acknowledgment by Purchaser) shall survive indefinitely.

8.9Assignment.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of the Parties hereto and their respective successors and assigns; provided, that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties hereto and any assignment or transfer not in compliance with the above shall be null and void.

8.10No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and assigns, any legal or equitable rights, remedy or claim hereunder.

8.11Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by the Parties hereto.

8.12Specific Performance.  Each of the Parties acknowledges and agrees that irreparable injury to the other Parties hereto may occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages because of the difficulty of ascertaining the amount of damages that will be suffered in the event that this Agreement was breached.  It is accordingly agreed that each of the Parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to specific enforcement of, and injunctive relief, without proof of actual damages, to prevent any violation of the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.

8.13Construction.  In construing this Agreement, including the Exhibits and Schedules and hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; (b) except as otherwise set forth herein, references to Articles, Sections, Schedules and Exhibits refer to the Articles, Sections, Schedules and Exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s predecessors; (d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (e) no consideration shall be given to the headings of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (f) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (g) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule or Exhibit; (h) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; (i) the plural shall be deemed to include the singular and vice versa; (j) “or” has the inclusive meaning represented by the phrase “and/or”; and (k) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented.

8.14Entire Agreement.  This Agreement (including any Exhibit or Schedule attached hereto) and the Transaction Documents contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and, except as explicitly set forth herein, supersede all prior and contemporaneous oral and written agreements and understandings relating to such subject matter.

8.15Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

8.16Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, including via facsimile or via email by .pdf, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

8.17Mutual Drafting.  The Parties hereto are sophisticated and have been represented by counsel who has carefully negotiated the provisions hereof.  As a consequence, the Parties do not intend that the presumptions of any Laws or other rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

8.18Representation by Counsel.  Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

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IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.

PURCHASER:

VENTYX BIOSCIENCES, INC.

By:	/s/ Raju Mohan
	Name:	Raju Mohan
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.

COMPANY:

ZOMAGEN BIOSCIENCES, LTD.

By:	/s/ Raju Mohan
	Name:	Raju Mohan
	Title:	Director